REVENUE SHARE AGREEMENT

This revenue share agreement ("Agreement") made and entered into this 18th day of June 2003 (the "Effective Date"), by and between GilGlobal Inc an Israeli company, with principal offices in Tel Aviv (GGI)and Tele-v, a company, with principal offices at 1120 6th Ave., NY, NY 10036 ("Tele-V").

Whereas Tele-V acquires certain rights from Marvel Inc. and requires certain Creative Materials in order to market products based on such Creative Materials through various marketing channels (" Project")

Whereas GGI wishes to receive and Tele-V wishes to grant certain percentages from the Revenues generated by such marketing activities; all in accordance with the terms and conditions of this Agreement;

Now therefore it is agreed, declared and stipulated between the parties as follows:


1. Definition:

    a. "Creative Materials" all prototype materials and art works necessary for printing products as defined in exhibit A

    b. "Project": The sale of all products, materials, rights and Licenses relating to Marvel Inc. characters, materials and rights.

    c. "Net Revenues" as used in this Agreement shall mean both one-time and recurring revenues collected by Tele-V from wholesale sales directly or indirectly that relate to the Project, net of bad debts, write-offs, charge back, returns and other amounts that in any way reduce the revenues TeleV would normally collect from wholesale sales.

2. GGI contribution: GGI shall provide all required funding to the creation of the Creative Materials up to a maximum of $250,000. For the avoidance of doubt GGI's funding under this section shall include without limitations all payments to the third parties in conjunction with the Creative Materials.

3. The first "Creative Materials" project for designing the Scripts, Cards and Album pertaining to the "Genio" Album, (Phase A)resulting in EPS files is estimated at $100,000 and will be contracted to Urban Art Box Inc.

4.  Tele-v contribution:

    a. As compensation for the services specified in section 2 above Tele-V agrees to pay GGI certain fees as follows:

        i. 5% from the first 5 million dollars of Net Revenues

        ii. Additional 3% from all revenues above five million dollars.

    b. Tele-V shall keep true and accurate books and records of all amounts pertaining to the calculation of payments due to GGI pursuant to this

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        Agreement, and will provide monthly written accountings. GGI shall have a right each quarter to audit the books and records of Tele-V insofar as such books and records related to the calculation of such payments due GGI, GGI, will request Tele-V to schedule an audit in writing, and Tele-V will schedule such an audit within 14 days. In the event, that the audit finds a discrepancy regarding the amounts paid to GGI, Tele-V will reimburse GGI for the discrepancy within 14 days.

5. Ownership: Tele-V owns and shall retain all rights, including without limitations intellectual property rights, in and to the Creative materials, including any new version releases, updates, modifications or improvements made thereto.

6. Payment Terms: Payments by Tele-V to GGI shall be made by check within 30 days subsequent to the month in which the net Revenues are collected by Tele-V, and shall accompany a statement of account.

7. Independent contractor: The parties hereto are and shall remain independent contractors. Neither party to this agreement shall have the right to obligate or bind the other party in any manner to any third party.

8.  Termination

    a. This Agreement shall commence on the "Effective Date" and shall continue for a period of ten (10) years thereafter, unless terminated earlier, this Agreement shall automatically renew for consecutive additional one
        (1) year terms on each anniversary of the Effective Date. nevertheless, this Agreement may be terminated (i) by either party upon thirty (30) days' written notice if the other party has materially breached this Agreement or any other agreement between the parties.

8.  Miscellaneous

    b. Illegality. If any provision of this Agreement shall be determined by the arbitrators, or any court having competent jurisdiction, to be invalid, illegal or unenforceable, the remainder of this Agreement shall not be affected thereby, but shall continue in full force and effect as though such invalid, illegal or unenforceable provision were not a part hereof.

    c. Force majeure: - Neither party shall be liable for any costs or damages due to nonperformance under this Agreement, arising out of any cause or event not within the reasonable control of such party and without its fault or negligence, such as an act of God, reason of fire, floods, or inability to obtain necessary materials or services from suppliers if no equipment sources for such suppliers or services are readily available.

    d. Assignment: Neither party may assign this Agreement, and any rights or obligation hereunder, in whole or in part without the prior written consent of the other party that shall not be unreasonably withheld.

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    e.  Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective next-of-kin, administrators, executors, legal representatives, successors and assigns.

    f. Entire Agreement: This Agreement constitutes the entire agreement between the Parties. In the event of a contradiction between the body of this Agreement and any other agreements, letters, articles of assassinations or any other written or oral commitment the provisions contained in the exhibits attached hereto shall prevail.

    g. Waiver. No waiver or modification of any of the provisions of this Agreement or any rights or remedies of the parties hereto shall be valid unless such change is in writing, signed by the party to be charged.

    h. Governing Law: This Agreement will be only governed by the internal laws of the State of New-York (without reference to its choice of law rules). The parties agree to submit any dispute between them to the exclusive jurisdiction of the competent court in NY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized corporate officers as of the day and year first above written.

Tele-V                                        GGI

By:                                           By:
   ------------------------------                 ------------------------------
   Title:                                         Title:


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Exhibit A:

Script

    1. A name for the project.
    2. Subjects
    3. Concept of designating a character to the topic.
    4. 12 interesting facts about each topic.
    5. Images to go with each interesting fact. (may require purchasing of rights)
    6. Professional writing of the facts in correlations with the characters.
    7. Professional definition of 'special pages'


Album

    1. Design the template for the pages.
    2. Create a "Look and Feel" for the pages.
    3. Design the cover
    4. Design the 'special pages'
    5. Get all the approvals for the designs.
    6. Create at least 60 and up to 72 pages of the Album
    7. Turn the designs into EPS files.


Cards

    1. Design the template for the cards.
    2. Design the back of the cards.
    3. Design the envelopes.
    4. Decide on how the card will be printed.
    5. Acquire images from image bank
    6. Create no less then 100 cards (Phase A)and the total of 360 cards.
    7. Turn the designs into EPS files.

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